Media Contact: Marissa Travaline
(609) 561-9000 ext. 4227
mtravaline@sjindustries.com
         Investor Contact: Dan Fidell
(609) 561-9000 ext. 7027
dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Raises Dividend 2.68 Percent

FOLSOM, NJ, November 19, 2018 – SJI (NYSE: SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.28000 per share to $0.28750 per share. The new annualized dividend of $1.15 represents an increase of 2.68 percent per share over the previous level.
With this announcement, SJI has increased its dividend for 20 consecutive years.
“We believe this increase acknowledges the importance of a growing dividend to our shareholders, while balancing the significant need for capital as we continue transforming our business to refocus on high-quality, regulated earnings growth,” said President and CEO Michael J. Renna.
Factors the board of directors considers when setting the dividend include future earnings expectations, payout ratio and dividend yield relative to those at peer companies, as well as returns available on other income-oriented investments.
The dividend is payable December 27, 2018 to shareholders of record at the close of business December 10, 2018. This marks SJI’s 67th consecutive year of paying dividends.
About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business that delivers safe, reliable, affordable natural gas to approximately 681,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.
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